Exhibit 14.1
As Adopted on August 2, 2007
Code of Business Conduct and Ethics
     HealthMarkets, Inc. and its subsidiaries (collectively referred to herein as “HealthMarkets” or “the Company”) require all of their directors, officers, employees and agents to observe high standards of business and personal ethics in the conduct of their duties and responsibilities. Directors, officers, employees and agents of HealthMarkets must practice honesty and integrity in every aspect of dealing with each other, the public, the business community, stockholders, customers, suppliers and government authorities.
     Company Policy prohibits unlawful discrimination against employees, agents, stockholders, directors, officers, customers or suppliers on account of race, color, age, sex, religion or national origin. All persons shall be treated with dignity and respect and they shall not be unreasonably interfered with in the conduct of their duties and responsibilities.
     No director, officer, employee or agent should be misguided by any sense of loyalty to HealthMarkets or a desire for profitability that might cause him or her to disobey any applicable law or Company Policy. Violation of Company Policy will constitute grounds for disciplinary action, including, when appropriate, termination of employment or affiliation.
I. Complying With Law
     All employees, officers and directors of the Company, including, without limitation, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer and the Controller, shall respect and comply with all of the laws, rules and regulations of the United States and other countries, and the states, counties, cities and other jurisdictions, in which the Company conducts its business or are otherwise applicable to the Company.
     Set forth below are significant policies with respect to legal compliance, but please note that this Code of Business Conduct and Ethics does not summarize all laws, rules and regulations applicable to the Company and its employees, officers and directors.
     A. Use and Disclosure of Inside Information
     The laws of the United States regulate the use and disclosure of inside information concerning publicly-traded companies. Information is “inside information” if it has not been publicly disclosed.
     An employee shall not trade in the securities of HealthMarkets or the securities of another company whose stock is publicly-traded if, in the course of his or her employment with HealthMarkets, he or she learns of confidential information about HealthMarkets or such other company that is likely to affect the price of such securities.
     B. Bribery
     Company Policy prohibits bribes, kickbacks and other similar payoffs and benefits paid to any suppliers or customers.
     Directors, officers, employees and agents are also prohibited from receiving, directly or indirectly, anything of a significant value (other than salary, wages or other ordinary compensation from HealthMarkets and other than such value as is received proportionately by all HealthMarkets shareholders) in connection with a transaction entered into by HealthMarkets.
     Bribery of suppliers or customers includes any payment for the benefit of any representative of the supplier or customer. Bribery includes:
•	Gifts, other than non-monetary items of nominal intrinsic value that do not create the appearance of improperly influencing the recipient;

•	Cash payments by employees or third persons, such as agents or consultants, who are reimbursed by HealthMarkets;

•	The uncompensated use of HealthMarkets services, facilities or property, except as is authorized by HealthMarkets; and

•	Loans, loan guarantees or other extensions of credit.
     Company Policy does not prohibit expenditures of reasonable amounts for meals and entertainment of suppliers and customers constituting what would properly be characterized as an ordinary and customary business expense, if such payments are otherwise lawful. Expenditures of this type should be included on expense reports and approved under standard HealthMarkets procedures.
     C. Fraud and Similar Irregularities
     Company Policy prohibits fraud and establishes procedures to be followed concerning the recognition, reporting and investigation of suspected fraud. Fraud includes, but is not limited to:
•	Dishonest or deceptive acts;

•	Embezzlement;

•	Forgery or alteration of negotiable instruments such as Company checks and drafts;

•	Misappropriation of Company employee, customer, partner or supplier assets;

•	Intentional and unreasonable delay in remitting Company funds and property;

•	Conversion to personal use of cash, securities, supplies or any other Company asset;

•	Unauthorized handling or reporting of Company transactions; and

•	Falsification of Company records of financial statements for personal or other reasons.
     Any director, officer, employee or agent who suspects that any fraudulent activity may have occurred is required to report such suspicion to the Company’s General Counsel.
     D. Sensitive Transactions
     Company Policy prohibits its directors, officers, employees and agents from entering into sensitive transactions.
     The term “sensitive transactions” is commonly used to describe a broad range of business dealings generally considered to be illegal, unethical or immoral or to reflect adversely on the integrity or reputation of HealthMarkets. These transactions are usually in the nature of kickbacks, gifts of significant value, bribes or payoffs made to favorably influence some decision affecting a company’s business or for the personal gain of an individual. These transactions may constitute a violation of various laws. If such a transaction occurs, HealthMarkets and its officers, directors and employees directly involved may be subject to fines, imprisonment and civil litigation.
II. Conflicts of Interest — - Related Party Transactions
     Subject to certain limited exceptions and prior approval of the Company’s Board of Directors, Company Policy prohibits so-called related party transactions in which the interests of HealthMarkets’ directors, officers and employees and HealthMarkets actually or may conflict. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively.
     While it is not possible to compile a complete list of what may constitute a “conflict of interest,” there are some situations that will always be considered a prohibited conflict of interest. These situations occur when an employee or a member of an employee’s “immediate family”:
•	Obtains a significant financial or other beneficial interest in one of HealthMarkets’ suppliers, customers or competitors;

•	Engages in a personal business transaction involving HealthMarkets for profit or gain;

•	Accepts money, gifts other than non-monetary items of nominal intrinsic value, excessive hospitality, loans or other special treatment from any supplier, customer or competitor of HealthMarkets (loans from lending institutions at prevailing interest rates are excluded);

•	Participates in any sale, loan or gift of HealthMarkets property without appropriate approval of Company management;

•	Learns of a business opportunity through association with HealthMarkets and discloses it to a third party or invests in the opportunity without first offering it to HealthMarkets
“Immediate family” for purposes of this policy includes the following relationship, whether established by blood, marriage, or other legal action: spouse, parent, child, sibling, in-law, aunt, uncle, niece, nephew, grandparent, or grandchild. This policy also applies to romantic relationships, members of an employee’s household, and any business associate of the employee.
     It is also always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. Employees are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with the Company’s customers, suppliers or competitors, except on the Company’s behalf.
     A conflict of interest may arise because of outside directorships, personal use of Company property or obtaining Company services for personal benefit. Each situation will be considered on an individual basis.
     Questions regarding these issues should be directed to the employee’s human resource department. Any employee, officer or director who becomes aware of any potential conflict of interest should disclose that matter to the employee’s human resource department directly or through the confidential procedures that have been established and are described below.
     Company Policy regarding related party transactions and conflicts of interest is more particularly set forth in and governed by the Company’s Related Party Transactions Policies and Procedures, Certificate of Incorporation, Bylaws and Stockholders Agreement. In accordance with the Related Party Transactions Policies and Procedures, certain key employees are periodically required to certify to HealthMarkets that they have complied with all requirements of this Code.
III. Corporate Opportunity
     Except as may otherwise be permitted by the Company’s Certificate of Incorporation, Bylaws or Stockholders Agreement, employees, officers and directors are prohibited from:

•	taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of the corporate property, information or position;

•	using corporate property, information or position for personal gain; and

•	competing with the Company.
     Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.
IV. Confidential or Proprietary Information
     HealthMarkets’ directors, officers and employees often come into possession of confidential or proprietary information about HealthMarkets or its customers. Confidential information includes all non-public information, including, without limitation, information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed. The Company is committed to maintaining strict confidentiality of such information. HealthMarkets’ directors, officers and employees shall not release or discuss confidential information with others unless it is authorized by the Company’s General Counsel or is required by applicable law, regulations or legal proceedings or, in the case of customer-specific information, if it is authorized by that customer.
     HealthMarkets also from time to time utilizes confidential information and proprietary data of suppliers and joint venture partners. This is an important trust and must be discharged with the greatest care for HealthMarkets to merit the continued confidence of its suppliers and joint venture partners. No director, officer or employee shall disclose such confidential or proprietary information to non-employees without HealthMarkets’ authorization, nor shall any director, officer or employee disclose such information to other HealthMarkets employees except on a need-to-know basis.
     Employees, officers and directors should consult the Company’s General Counsel if they believe they have a legal obligation to disclose confidential information.
V. Fair Dealing
     Each director, officer and employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors, officers and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.
     The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.

VI. Protection and Proper Use of Company Assets
     All directors, officers and employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.
VII. Business Information and Information Systems
     Each HealthMarkets director, officer and employee is responsible for the integrity and accuracy of HealthMarkets’ documents and records, not only to comply with regulatory and legal requirements, but also to ensure that records are available to defend HealthMarkets’ business practices and actions. No one may falsify or alter information on any record or document of HealthMarkets.
     Business documents and records are retained in accordance with the law and HealthMarkets’ record retention policies. Business documents include paper documents such as letters and memos, computer-based information such as e-mail or computer files on disk or tape, and any other medium that contains information about HealthMarkets or its business activities. It is important to retain and destroy records appropriately pursuant to HealthMarkets’ record retention policy. HealthMarkets employees shall not tamper with records, nor remove or destroy them prior to the specified destruction date.
VIII. Accounting Controls, Procedures and Records
     Applicable laws and Company Policy require HealthMarkets to keep books and records that accurately and fairly reflect its transactions and the dispositions of its assets. In addition, HealthMarkets must maintain a system of internal accounting controls that will ensure the reliability and adequacy of its books and records. Failure to meet such requirement may constitute a violation of law.
     To satisfy these requirements, HealthMarkets has adopted policies to ensure that only proper transactions are entered into by HealthMarkets, that such transactions have proper management approval, that such transactions are properly accounted for in the books and records of HealthMarkets and that the reports and financial statements of HealthMarkets fairly and accurately reflect such transactions. All individuals having any responsibility for such functions must be familiar with HealthMarkets’ policies, accounting controls, procedures and records and must comply with their requirements.
     The Company’s policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. If any employee, officer or director of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Chief Financial Officer or the head of the internal audit department.
If any person believes that a concern or complaint raised with the foregoing persons has not been addressed appropriately or if the person believes that raising the concern or complaint with any of the foregoing persons would be futile, such concerns or complaints may be submitted to the Chairman of the Audit Committee of the Board (who will, subject to duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially). Submissions to the Chairman of the Audit Committee may be directed to the attention of the Chairman of the Audit Committee at the principal executive offices of the Company.
IX. Compliance
     HealthMarkets is committed to ethical and legal conduct that is compliant with all relevant laws and regulations and to correcting wrongdoing wherever it may occur in the organization. Each director, officer and employee has an individual responsibility for reporting any activity by any employee, subcontractor, or vendor that appears to violate applicable laws, rules, regulations, or this Code.
     A. Reporting any Illegal or Unethical Behavior
     Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Employees, officers and directors who are concerned that violations of this Code of Business Conduct and Ethics, or that other illegal or unethical conduct by employees, officers or directors of the Company, have occurred or may occur should contact the Company’s internal audit department or the Company’s General Counsel. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulations or legal proceedings. Employees may report such concerns confidentially and anonymously by utilizing a toll free hot line number [(877) 778-5463] or by accessing Report-It [www.reportit.net], a third party reporting service.
     B. No Retaliation
     The Company will not permit retaliation of any kind by or on behalf of the Company and its employees, officers and directors against good faith reports or complaints of violations of this Code of Business Conduct and Ethics or other illegal or unethical conduct.
     C. Public Company Reporting
     As a public company, it is of critical importance that the Company’s filings with the Securities and Exchange Commission be accurate, complete and timely. Depending on their position with the Company, an employee, officer, or director may be called upon to provide necessary information to assure that the Company’s public reports are complete, fair and understandable. The Company expects employees, officer and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company’s public disclosure requirements.

X. Amendment, Modification and Waiver
     This Code of Business Conduct and Ethics may be amended, modified or waived by the Board and waivers may also be granted by the Compliance & Governance Committee, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder.
Acknowledgment Process
     HealthMarkets requires all directors, officers and employees to sign an acknowledgment confirming that they have received the Code of Business Conduct and Ethics and that they understand it represents mandatory policies of HealthMarkets. New employees will be required to sign this acknowledgment as a condition of employment.